Exhibit 99.1

Noranda Reports First Quarter 2011 Results

  Diluted EPS was $0.56 compared to a breakeven first quarter 2010
  Excluding special items, diluted EPS improved to $0.35, compared to $0.05 in first quarter 2010
  Total segment profit was $82.1 million, up 91% over first quarter 2010
  Integrated primary aluminum net cash cost decreased to $0.66 per pound, 8% lower than first quarter 2010
  Operations generated $21.1 million of cash flow while funding growth through working capital
  Adjusted EBITDA was $75.7 million, 33% higher than first quarter 2010

FRANKLIN, Tenn.--(BUSINESS WIRE)--April 20, 2011--Noranda Aluminum Holding Corporation (NYSE: NOR) today reported first quarter results for 2011.

“Our strong first quarter performance demonstrates the value of our integrated business model and our continued ability to drive cost reduction, productivity and growth,” said Layle K. (Kip) Smith, Noranda’s President and Chief Executive Officer. “Our success with cost control and operational effectiveness combined with strong demand and higher LME prices drove results to the bottom line. We generated another quarter of improved results both sequentially and year-over-year.”

Noranda reported first quarter 2011 net income of $38.3 million ($0.56 per diluted share), compared to first quarter 2010 net loss of $0.1 million ($0.00 loss per diluted share).

Excluding special items, Noranda reported first quarter 2011 net income of $23.8 million ($0.35 per diluted share), which included a $10.1 million ($0.10 per share after tax) non-cash charge to reflect the difference between March 31, 2011 inventory balances as valued on a first-in first-out (FIFO) basis compared to values on a last-in first-out (LIFO) basis. Excluding special items, first quarter 2010 net income was $2.1 million ($0.05 per diluted share), which included a $0.9 million non-cash LIFO gain. Special items during first quarter 2010 and 2011 are outlined below (in millions):

	Three months ended March 31,
	2010	2011
	Increase (decrease) to net income
	$	$
Pre-tax impact of special items:
Restructuring	(4.5)	—
Loss on debt repurchase	(0.1)	—
Transaction related legal costs	(0.3)	—
Gain on hedging activities	1.7	21.8
Total pre-tax impact of special items	(3.2)	21.8
Income tax impact of special items	(1.0)	7.3
After-tax impact of special items	(2.2)	14.5

First Quarter 2011 Results

Sales for first quarter 2011 were $394.6 million, compared to $344.3 million in fourth quarter 2010 and $301.5 million in first quarter 2010.

  Compared to first quarter 2010 and fourth quarter 2010, first quarter 2011 sales growth is primarily the result of the higher realized prices for aluminum and higher third-party shipment volumes in the bauxite, primary aluminum and flat rolled products segments.

Total first quarter segment profit was $82.1 million, compared to $71.9 million in fourth quarter 2010, and $42.9 million in first quarter 2010.

  Compared to fourth quarter 2010, first quarter 2011 results reflect the favorable impact from higher LME aluminum prices and Midwest transaction premiums, and cost savings and operational improvements through the Company’s CORE program. Favorable prices and cost savings combined to fully offset the impact from lower primary aluminum volumes and higher input costs, both of which were consistent with management’s expectations.
  Compared to first quarter 2010, first quarter 2011 results reflect higher 2011 LME prices and Midwest transaction premiums, the effects of a fully operational New Madrid smelter and the impact of the Company’s CORE productivity improvement and cost reduction initiatives.
	For the three months ended
	March 31, 2010	December 31, 2010	March 31, 2011
Key primary aluminum products segment metrics:
Average realized Midwest transaction price (per pound)	$1.04	$1.10	$1.18
Net cash cost for primary aluminum products (per pound shipped)	$0.72	$0.65	$0.66
Total primary aluminum shipments (pounds, in millions)	120.8	152.5	143.0

Segment profit (loss) (in millions):
Bauxite	$7.7	$3.8	$6.4
Alumina refining	6.7	26.0	22.9
Primary aluminum products	26.4	42.1	47.8
Flat rolled products	11.2	9.8	13.5
Corporate	(6.4)	(7.4)	(6.6)
Eliminations	(2.7)	(2.4)	(1.9)
Total segment profit (loss)	42.9	71.9	82.1
Hedging	14.1	(7.0)	(6.4)
Adjusted EBITDA	$57.0	$64.9	$75.7

Bauxite. Segment profit in first quarter 2011 was $6.4 million, compared to $3.8 million in fourth quarter 2010, and $7.7 million in first quarter 2010. Compared to fourth quarter 2010, first quarter 2011 segment profit reflected a 29% increase in total shipments and a 5% decrease in cost per metric tonne shipped. Total shipments rose with higher demand from the segment’s third party customer. Cost per tonne improved as higher volumes yielded better fixed cost absorption, offsetting increased fuel prices and higher current quarter demurrage costs associated with the port expansion project.

Alumina refining. Segment profit in first quarter 2011 was $22.9 million, compared to $26.0 million in fourth quarter 2010 and $6.7 million in first quarter 2010.

Adjusting fourth quarter 2010 for the $4.5 million favorable cumulative impact of negotiations to settle maintenance obligations for ships transporting bauxite to Gramercy from St. Ann, alumina segment profit results improved $1.4 million in first quarter 2011. This improvement was driven by higher revenues from LME-indexed smelter grade alumina sales and strong overall cost performance. This performance offset the effects of a $1.3 million negative impact from increased costs of chemicals such as caustic soda.

Compared to first quarter 2010, first quarter 2011 segment profit reflects a 15.6% increase in average LME prices, further augmented by CORE program savings, offset in part by increased input costs for bauxite and caustic soda.

Primary aluminum products. Segment profit in first quarter 2011 was $47.8 million, compared to $42.1 million in fourth quarter 2010, and $26.4 million in first quarter 2010.

Compared to fourth quarter 2010, first quarter 2011 primary aluminum results reflect a 9% increase in average price per tonne, a 6% decrease in total shipments, and a 5% increase in cost per tonne.

  Value-added shipments rose to their highest level in 10 years, at 121 million pounds shipped. Total shipments decreased slightly compared to near record high fourth quarter 2010 volumes.
  The increase in revenue per tonne was driven by a higher realized Midwest transaction price and by higher value-added premiums on billet and rod.
  On a stand-alone segment basis, cost per tonne increased primarily because a rising LME increased the transfer price on alumina sold from Gramercy to New Madrid. This increase was partially offset by savings from the Company’s CORE program. In first quarter 2011, the Company’s CORE program added approximately $21 million of savings, including $11 million at New Madrid.
  Cost increases for carbon-based inputs such as coke had a less than expected impact on first quarter 2011 results due to improved usage rates and contract timing. The Company continues to expect upward pressure on carbon-based products for the remainder of 2011.

Segment profit in first quarter 2011 compared to first quarter 2010 was most significantly impacted by increased realized pricing, which was offset in part by increased raw materials inputs, such as alumina and power. Additionally, first quarter 2010 results reflect the negative impact of operating at below full capability.

Flat rolled products. Segment profit in first quarter 2011 was $13.5 million, compared to $9.8 million in fourth quarter 2010, and $11.2 million in first quarter 2010. First quarter 2011 flat rolled products results reflect a robust recovery from fourth quarter seasonal demand patterns, as shipments increased 16% while fabrication premiums and conversion costs both showed incremental improvement.

Corporate. First quarter 2011 corporate costs were $6.6 million, compared to $7.4 million in fourth quarter 2010, and $6.4 million in first quarter 2010. These fluctuations are primarily due to variability in legal and consulting fees.

First Quarter 2011 Net Income

The following table reconciles segment profit to net income, excluding the effects of special items.

	Three months ended March 31,
	2010	2011
	$	$
Total segment profit	42.9	82.1
Depreciation and amortization	(26.1)	(23.6)
LIFO/LCM	0.9	(10.1)
Non-cash pension, accretion and stock compensation	(3.6)	(3.7)
Other, net	(1.7)	(3.3)
Operating income, excluding special items	12.4	41.4
Interest expense, net	(9.2)	(5.7)
Pre-tax income, excluding special items	3.2	35.7
Income tax impact of special items	(1.1)	(11.9)
Net income, excluding special items	2.1	23.8
Earnings per share, excluding special items	0.05	0.35

In first quarter 2011, the Company’s financial statements include $10.1 million non-cash LIFO expense. This charge resulted primarily from the effects of rising prices on carbon-based products and the impact of higher LME prices on alumina and flat-rolled product inventories. Segment profit is reported on a FIFO cost basis, while net income is reported on a LIFO cost basis.

Liquidity

At March 31, 2011, the Company had $41.5 million of cash and cash equivalents and $215.2 million of available borrowing capacity under its revolving credit facility.

Operating activities generated $21.1 million of cash in first quarter 2011, compared to $21.0 million in fourth quarter 2010, and $100.6 million in first quarter 2010. First quarter 2010 included $72.7 million of cash settlements received related to aluminum hedges.

  In first quarter 2011, the Company produced $75.7 million of Adjusted EBITDA, which consists of $82.1 million of total segment profit less $6.4 million of cash payments on natural gas hedges.
  During first quarter 2011, the Company made $19.1 million of pension funding and other payments, and $6.0 million of interest and taxes. Operating working capital payments of $29.5 million funded sequential revenue growth of 15%.

First quarter 2011 capital expenditures totaled $13.5 million, including $0.6 million of expenditures for the New Madrid capacity expansion and $1.0 million for the St. Ann port expansion projects.

The Company’s net debt to equity ratio was 1.2 to 1 at March 31, 2011, and the net debt (defined as debt less cash) to trailing twelve month Adjusted EBITDA ratio was 1.5 to 1.

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data and where noted)
(unaudited)

	Three months ended March 31,
	2010	2011
	$	$
Statements of operations data (in millions):
Sales	301.5	394.6
Operating costs and expenses:
Cost of sales	264.9	328.3
Selling, general and administrative expenses	29.0	24.9
Total operating costs and expenses	293.9	353.2
Operating income	7.6	41.4
Other (income) expense:
Interest expense, net	9.2	5.7
Gain on hedging activities, net	(1.7)	(21.8)
Loss on debt repurchase	0.1	—
Total other (income) expenses	7.6	(16.1)
Income before income taxes	—	57.5
Income tax expense	0.1	19.2
Net income (loss)	(0.1)	38.3
Net income per common share:
Basic	(0.00)	0.57
Diluted	(0.00)	0.56
Weighted-average common shares outstanding (in millions):
Basic	43.77	66.83
Diluted	43.77	68.12
Sales by segment (in millions):
Bauxite	27.6	38.1
Alumina refining	91.7	103.9
Primary aluminum products	133.4	180.8
Flat rolled products	125.8	151.4
Eliminations	(77.0)	(79.6)
Total	301.5	394.6
Segment profit (loss) (in millions):
Bauxite	7.7	6.4
Alumina refining	6.7	22.9
Primary aluminum products	26.4	47.8
Flat rolled products	11.2	13.5
Corporate	(6.4)	(6.6)
Eliminations	(2.7)	(1.9)
Total	42.9	82.1
Financial and other data:
Average realized Midwest transaction price (per pound)	1.04	1.18
Net cash cost for primary aluminum products (per pound shipped)	0.72	0.66
Third party shipments:
Bauxite (kMts)	488.5	616.1
Alumina refining (kMts)	172.2	166.0
Primary aluminum products (pounds, in millions)	95.1	129.9
Flat rolled products (pounds, in millions)	83.8	91.3
Intersegment shipments:
Bauxite (kMts)	528.0	660.6
Alumina refining (kMts)	101.3	124.9
Primary aluminum products (pounds, in millions)	25.7	13.1

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions, except par value)
(unaudited)

	December 31, 2010	March 31, 2011
	$	$
ASSETS
Current assets:
Cash and cash equivalents	33.8	41.5
Accounts receivable, net	131.6	160.7
Inventories, net	201.1	206.8
Prepaid expenses	12.9	10.4
Other current assets	19.2	25.7
Total current assets	398.6	445.1
Property, plant and equipment, net	719.9	708.6
Goodwill	137.6	137.6
Other intangible assets, net	73.0	71.6
Other assets	85.6	90.4
Total assets	1,414.7	1,453.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	95.7	110.7
Accrued liabilities	54.9	51.2
Taxes payable	4.8	17.0
Derivative liabilities, net	23.2	20.8
Deferred tax liabilities	48.5	48.7
Total current liabilities	227.1	248.4
Long-term debt	419.7	419.7
Long-term derivative liabilities, net	18.4	13.9
Pension and other post-retirement liabilities	116.0	115.0
Other long-term liabilities	57.9	61.6
Deferred tax liabilities	277.9	269.7
Common stock subject to redemption (0.2 shares at December 31, 2010 and March 31, 2011)	2.0	2.0
Shareholders’ equity:
Preferred stock (25.0 shares authorized, no shares outstanding)	—	—
Common stock (200.0 shares authorized; $0.01 par value; 66.81 shares issued and outstanding at December 31, 2010; 66.83 shares issued and outstanding at March 31, 2011, including 0.2 shares subject to redemption at December 31, 2010 and March 31, 2011)	0.7	0.7
Capital in excess of par value	227.7	229.6
Retained earnings (accumulated deficit)	(8.2)	30.1
Accumulated other comprehensive income	69.5	56.6
Total Noranda shareholders’ equity	289.7	317.0
Noncontrolling interest	6.0	6.0
Total shareholders’ equity	295.7	323.0
Total liabilities and shareholders’ equity	1,414.7	1,453.3

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three months ended March 31,
	2010	2011
	$	$
OPERATING ACTIVITIES
Net income (loss)	(0.1)	38.3
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26.1	23.6
Non-cash interest expense	0.9	0.7
LIFO and lower of cost or market (“LCM”) (income) expense	(0.9)	10.1
Loss on disposal of assets	1.5	1.1
(Gain) loss on hedging activities, net of cash settlements	12.8	(27.0)
Settlements from hedge terminations, net	58.7	—
Loss on debt repurchase	0.1	—
Deferred income taxes	—	0.2
Excess tax benefit related to share-based payment arrangements	—	(0.1)
Stock compensation expense	0.4	2.0
Changes in other assets	(0.3)	(5.8)
Changes in pension and other long-term liabilities	10.5	3.1
Changes in operating assets and liabilities:
Accounts receivable, net	(26.9)	(29.1)
Inventories, net	(0.9)	(16.8)
Taxes receivable and taxes payable	(0.2)	12.0
Other current assets	23.3	(3.6)
Accounts payable	6.8	16.4
Accrued liabilities	(11.2)	(4.0)
Cash provided by operating activities	100.6	21.1
INVESTING ACTIVITIES
Capital expenditures	(13.0)	(13.5)
Cash used in investing activities	(13.0)	(13.5)
FINANCING ACTIVITIES
Proceeds from issuance of common shares	0.1	—
Repayments on revolving credit facility	(215.9)	—
Repayment of long-term debt	(7.5)	—
Excess tax benefit related to share-based payment arrangements	—	0.1
Cash provided by (used in) financing activities	(223.3)	0.1
Change in cash and cash equivalents	(135.7)	7.7
Cash and cash equivalents, beginning of period	167.2	33.8
Cash and cash equivalents, end of period	31.5	41.5

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Three months ended March 31, 2010
	Bauxite	Alumina refining	Primary aluminum products	Flat rolled products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	14.9	53.9	106.9	125.8	—	—	301.5
Intersegment	12.7	37.8	26.5	—	—	(77.0)	—
Total sales	27.6	91.7	133.4	125.8	—	(77.0)	301.5

Segment profit (loss)	7.7	6.7	26.4	11.2	(6.4)	(2.7)	42.9
Depreciation and amortization	3.0	5.4	12.3	5.2	0.2	—	26.1
Capital expenditures	1.5	1.6	7.6	1.8	0.5	—	13.0

	Three months ended March 31, 2010
	Bauxite	Alumina refining	Primary aluminum products	Flat rolled products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Segment profit (loss)	7.7	6.7	26.4	11.2	(6.4)	(2.7)	42.9
Depreciation and amortization	(3.0)	(5.4)	(12.3)	(5.2)	(0.2)	—	(26.1)
LIFO/LCM	—	—	0.3	(1.3)	—	1.9	0.9
Loss on disposal of assets	—	—	(1.1)	(0.4)	—	—	(1.5)
Non-cash pension, accretion and stock compensation	(0.2)	(0.6)	(0.8)	(0.5)	(1.5)	—	(3.6)
Restructuring, relocation and severance	(0.1)	(1.6)	(1.9)	(1.4)	—	—	(5.0)
Consulting and sponsor fees	—	—	—	—	(1.6)	—	(1.6)
Cash settlements on hedging transactions	—	—	0.1	(0.5)	—	—	(0.4)
Other, net	0.1	2.0	(0.1)	—	—	—	2.0
Operating income (loss)	4.5	1.1	10.6	1.9	(9.7)	(0.8)	7.6
Interest expense, net							9.2
Gain on hedging activities, net							(1.7)
Loss on debt repurchase							0.1
Total other expense							7.6
Income before income taxes							—

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Three months ended March 31, 2011
	Bauxite	Alumina refining	Primary aluminum products	Flat rolled products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	16.8	61.1	165.3	151.4	—	—	394.6
Intersegment	21.3	42.8	15.5	—	—	(79.6)	—
Total sales	38.1	103.9	180.8	151.4	—	(79.6)	394.6

Segment profit (loss)	6.4	22.9	47.8	13.5	(6.6)	(1.9)	82.1
Depreciation and amortization	1.6	5.2	11.7	4.8	0.3	—	23.6
Capital expenditures	3.1	2.3	6.1	2.0	—	—	13.5

	Three months ended March 31, 2011
	Bauxite	Alumina refining	Primary aluminum products	Flat rolled products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Segment profit (loss)	6.4	22.9	47.8	13.5	(6.6)	(1.9)	82.1
Depreciation and amortization	(1.6)	(5.2)	(11.7)	(4.8)	(0.3)	—	(23.6)
LIFO/LCM	—	—	(4.8)	(5.9)	—	0.6	(10.1)
Loss on disposal of assets	—	—	(0.5)	(0.6)	—	—	(1.1)
Non-cash pension, accretion and stock compensation	(0.1)	(0.1)	(0.7)	(0.6)	(2.2)	—	(3.7)
Restructuring, relocation and severance	—	(0.1)	(0.2)	—	(0.1)	—	(0.4)
Consulting and sponsor fees	—	—	—	—	(0.3)	—	(0.3)
Cash settlements on hedging transactions	—	—	(0.2)	(1.0)	—	—	(1.2)
Other, net	(0.1)	(0.2)	0.1	(0.1)	—	—	(0.3)
Operating income (loss)	4.6	17.3	29.8	0.5	(9.5)	(1.3)	41.4
Interest expense, net							5.7
Gain on hedging activities, net							(21.8)
Total other income							(16.1)
Income before income taxes							57.5

NORANDA ALUMINUM HOLDING CORPORATION
ADJUSTED EBITDA
(in millions)
(unaudited)

Management uses “Adjusted EBITDA” as a liquidity measure in respect of the fixed-charge coverage ratio and the net senior secured leverage ratio, as defined in our debt agreements. As used herein, Adjusted EBITDA means net income before income taxes, net interest expense and depreciation and amortization, adjusted to eliminate certain non-cash expenses, restructuring charges, related party management fees, certain charges resulting from the use of purchase accounting and other specified items of income or expense as outlined below (in millions):

	Three months ended			Twelve months ended December 31, 2010	Last twelve months ended March 31, 2011
	March 31, 2010	December 31, 2010	March 31, 2011
	$	$	$	$	$
Adjusted EBITDA	57.0	64.9	75.7	226.1	244.8
LIFO/LCM(a)	0.9	(1.7)	(10.1)	0.4	(10.6)
Loss on disposal of assets	(1.5)	(0.6)	(1.1)	(4.0)	(3.6)
Non-cash pension, accretion and stock compensation	(3.6)	(3.5)	(3.7)	(14.9)	(15.0)
Restructuring, relocation and severance	(5.0)	(2.9)	(0.4)	(11.9)	(7.3)
Consulting and sponsor fees	(1.6)	—	(0.3)	(18.9)	(17.6)
Interest rate swaps	—	(5.4)	—	(11.0)	(11.0)
Loss on debt repurchases	(0.1)	(1.0)	—	(0.1)	—
Charges/fees related to early extinguishment of derivatives	(4.1)	—	—	(9.0)	(4.9)
Non-cash derivative gains and losses(b)(c)	(8.7)	32.3	27.0	73.2	108.9
Other, net(d)	2.0	0.1	(0.3)	1.8	(0.5)
Depreciation and amortization	(26.1)	(22.6)	(23.6)	(98.7)	(96.2)
Interest expense, net	(9.2)	(6.1)	(5.7)	(31.1)	(27.6)
Income tax expense	(0.1)	(18.6)	(19.2)	(35.0)	(54.1)
Net income (loss)	(0.1)	34.9	38.3	66.9	105.3

Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, and may not be comparable to similarly titled measures used by other companies in our industry. Adjusted EBITDA should not be considered in isolation from or as an alternative to net income, income from continuing operations, operating income or any other performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, our working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness. Adjusted EBITDA also includes incremental stand-alone costs and adds back non-cash hedging gains and losses, and certain other non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. You should not consider our Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles Adjusted EBITDA to cash flow from operating activities for the periods presented (in millions):

	Three months ended			Twelve months ended December 31, 2010
	March 31, 2010	December 31, 2010	March 31, 2011
	$	$	$	$
Adjusted EBITDA	57.0	64.9	75.7	226.1
Settlements from hedge terminations, net	58.7	—	—	164.6
Stock compensation expense	0.4	1.7	2.0	5.9
Changes in other assets	(0.3)	(1.3)	(5.8)	(10.0)
Changes in pension and other long-term liabilities	10.5	(13.3)	3.1	(0.6)
Changes in operating asset and liabilities	(9.1)	(11.4)	(25.1)	(32.2)
Income taxes	—	(11.2)	(19.0)	(20.2)
Interest expense, net	(8.3)	3.3	(5.0)	(7.4)
Non-cash pension, accretion and stock compensation	(3.6)	(3.5)	(3.7)	(14.9)
Restructuring, relocation and severance	(5.0)	(2.9)	(0.4)	(11.9)
Consulting and sponsor fees	(1.6)	—	(0.3)	(18.9)
Interest rate swaps	—	(5.4)	—	(11.0)
Purchase accounting and other(d)	1.9	0.1	(0.4)	1.4
Cash flow from operating activities	100.6	21.0	21.1	270.9

(a)	Our New Madrid smelter and our rolling mills use the LIFO method of inventory accounting for financial reporting and tax purposes. This adjustment restates net income to the FIFO method by eliminating LIFO expenses related to inventory held at the New Madrid smelter and the rolling mills. Inventories at Gramercy and St. Ann are stated at lower of weighted-average cost or market, and are not subject to the LIFO adjustment. We also reduce inventory to the lower of cost (adjusted for purchase accounting) or market value.

(b)	We use derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of aluminum swaps, but does not affect the following cash settlements (received)/paid (in millions):

	Three months ended			Twelve months ended December 31, 2010	Last twelve months ended March 31, 2011
	March 31, 2010	December 31, 2010	March 31, 2011
	$	$	$	$	$
Fixed priced aluminum swaps	(14.0)	—	—	(24.2)	(10.2)
Variable price aluminum swaps and other	(0.5)	(1.7)	1.2	(2.5)	(0.8)
Natural gas swaps	4.0	7.0	(6.4)	23.3	12.9
Interest rate swaps	—	5.4	—	11.0	11.0
Total	(10.5)	10.7	(5.2)	7.6	12.9

The previous table presents fixed price aluminum swap cash settlement amounts net of early termination discounts totaling $4.1 million in the three months ended March 31, 2010 and $9.0 million in the twelve months ended December 31, 2010.

(c)	During third quarter 2010, we concluded that certain non-cash hedge gains should be excluded for purposes of calculating Adjusted EBITDA under the credit agreement governing our senior secured credit facilities. As such, we excluded from the calculation of Adjusted EBITDA hedge gains totaling $53.6 million for the twelve months ended December 31, 2010.

(d)	Represents impact from inventory step-up and other adjustments arising from adjusting assets acquired and liabilities assumed in the Joint Venture Transaction to their fair values as well as other immaterial non-recurring items. As discussed in our 2010 Annual Report on Form 10-K, the Joint Venture Transaction closed on August 31, 2009, whereby we became the sole owner of Gramercy and St. Ann.

NORANDA ALUMINUM HOLDING CORPORATION
NET CASH COST OF PRIMARY ALUMINUM
(unaudited)

Unit net cash cost for primary aluminum per pound represents the costs of producing commodity grade aluminum net of value-added and Midwest premiums on primary aluminum sales, and alumina and bauxite sales to external customers. The Company has provided unit net cash cost per pound of aluminum shipped because it provides investors with additional information to measure operating performance. Using this metric, investors are able to assess the prevailing LME price plus Midwest premium per pound versus unit net costs per pound shipped. Unit net cash cost per pound is positively or negatively impacted by changes in primary aluminum, alumina and bauxite production and sales volumes, natural gas and oil related costs, seasonality in electrical contract rates, and increases or decreases in other production related costs. Unit net cash costs is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures used by other companies. Unit net cash costs per pound shipped should not be considered in isolation from or as an alternative to any performance measures derived in accordance with U.S. GAAP. Unit net cash costs per pound shipped has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of results under U.S. GAAP.

	Three months ended
	March 31, 2010	December 31, 2010	March 31, 2011
Total primary aluminum cash cost (in millions)(a)	$ 87.3	$ 98.7	$ 93.8
Total shipments (pounds in millions)	120.8	152.5	143.0
Net cash cost for primary aluminum products (per pound shipped)	$ 0.72	$ 0.65	$ 0.66
(a) Total primary aluminum cash cost is calculated below (in millions):
Total primary aluminum product sales	$ 133.4	$ 177.1	$ 180.8
Less fabrication premiums and other revenue	(8.0)	(8.9)	(11.8)
Realized Midwest transaction price revenue	125.4	168.2	169.0

Primary aluminum products segment profit	26.4	42.1	47.8
Alumina refining segment profit	6.7	26.0	22.9
Bauxite segment profit	7.7	3.8	6.4
Profit eliminations	(2.7)	(2.4)	(1.9)
Total	38.1	69.5	75.2
Total primary aluminum cash cost	$ 87.3	$ 98.7	$ 93.8

NORANDA ALUMINUM HOLDING CORPORATION
CALCULATION OF DILUTED NET INCOME (LOSS) PER SHARE,
EXCLUDING SPECIAL ITEMS
(in millions, except per share information)
(unaudited)

“Net income (loss), excluding special items” means net income adjusted to eliminate the impact of certain transactions and events referred to as “special items,” as listed herein. “Diluted net income (loss) per share, excluding special items” refers to net income (loss) excluding special items, divided by the number of diluted weighted average shares outstanding. Management has provided net income (loss), excluding special items and diluted net income (loss) per share, excluding special items because the measure provides investors with additional information with which to measure operating results. Using these metrics, investors are able to assess the impact of certain transactions and events on earnings and to compare net income (loss) from period to period with the impact of those transactions and events removed from all periods. Management believes this metric is a valuable tool in assisting investors to compare financial results from period to period.

Net income (loss), excluding special items may not be comparable to similarly titled measures used by other companies. Net income (loss), excluding special items should not be considered in isolation from or as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP. Net income (loss), excluding special items has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of results as reported under U.S. GAAP.

	Three months ended March 31,
	2010	2011
Net income (loss) for the period	$ (0.1)	$ 38.3
After-tax impact of special items	2.2	(14.5)
Net income for the period, excluding special items	$ 2.1	$ 23.8
Weighted-average common shares outstanding, diluted	43.77	68.12
Diluted, net income per common share, excluding special items	$ 0.05	$ 0.35

Forward‐looking Statements

This press release may contain “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Noranda's actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, without limitation, the general business environment and, fluctuating commodity prices. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

Non-GAAP Financial Measures

This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. Management believes that these measures are helpful to investors in measuring financial performance and comparing performance to that of its peers. However, these non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent non-GAAP financial measures are discussed on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available within this press release or within the presentation slides filed as Exhibit 99.2 to the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company controlled by affiliates of its private equity sponsor.

Conference Call Information

Noranda will be hosting a conference call at 10:00 a.m. Eastern Time today to discuss the quarterly results. The call will be broadcast over the Internet on the Company's homepage at www.NorandaAluminum.com and can be accessed under the link "Investor Relations." The webcast will be archived shortly after the conference call concludes. To participate in the question-and-answer session of the conference call, dial the appropriate number below at least 10 minutes prior to the scheduled start of the call.

U.S. participants: (800) 510-0219
International participants: (617) 614-3451
Participant Passcode: 57408446

CONTACT:
Noranda Aluminum Holding Corporation
Robert Mahoney, 615-771-5752
Chief Financial Officer
robert.mahoney@noralinc.com